Intrawest Reports Fiscal 2016 Second Quarter Results
- Completes Sale of Timeshare Business -
- Provides Updated Fiscal 2016 Guidance -

Denver, Colorado, February 3, 2016 - Intrawest Resorts Holdings, Inc. (NYSE: SNOW), a leading North American mountain resort and adventure company, today reported results for the three and six months ended December 31, 2015.
First Quarter Highlights

•	Net loss attributable to Intrawest Resorts Holdings, Inc. narrowed to $27.3 million compared to a loss of $31.1 million in the second quarter of fiscal 2015.

•	Adjusted EBITDA was negative $6.9 million compared to positive $0.1 million for the same period in the prior year.

•	Sales of season pass and frequency products for the 2015/2016 ski season were up approximately 6% as of January 24, 2016 versus the same time last year.

•	Canadian Mountain Holidays ("CMH") sales for the remainder of the winter season were up approximately 13% as of January 24, 2016 versus the same time last year

•	Revised fiscal 2016 guidance to reflect changes to the U.S. to Canadian dollar exchange rate and season to date performance.

“While our Colorado resorts and CMH saw a strong start to the ski season, our Eastern resorts experienced unprecedented warmth in November and December. It was the warmest December on record, with temperatures in the northeast approximately 50% above the 100 year historical average,” stated Tom Marano, Chief Executive Officer. “Despite the extremely challenging Eastern weather, our second quarter results were much more resilient than many expected. I believe this was the result of the measures we have taken to insulate our business from weather risk, such as building a robust season pass and frequency program, investing in extensive snowmaking capabilities, and constructing a geographically diversified portfolio of premier resorts. I am happy to report that as of this past weekend, we now have over 90% of trails open at our Eastern resorts in addition to 100% at our Colorado resorts, and I believe we are well positioned for the remainder of the ski season.”

Three Months Ended December 31, 2015

Below are the Company's results for the three months ended December 31, 2015 as compared to the prior year period:

Consolidated Results

•	Consolidated revenue decreased by $16.9 million, or 13.9%, to $104.0 million.

•
Net loss attributable to Intrawest Resorts Holdings, Inc. improved by $3.8 million, or 12.1%, to $27.3 million, or $0.60 per diluted share. This growth was primarily attributable to a $5.3 million improvement in other income, which includes a litigation settlement gain, and a $2.2 million increase in earnings from equity method investments, partially offset by lower income from operations of $4.0 million.

•
Total Adjusted EBITDA decreased by $7.1 million to a loss of $6.9 million. The decrease was largely due to unprecedented warm early season temperatures and lack of snowfall at the Company’s Eastern resorts.

Mountain Segment

•
Mountain revenue decreased by $15.2 million, or 16.1%, to $79.4 million, primarily due to a 26.9% decrease in Skier Visits driven by the Company’s Eastern resorts which were impacted by warm early season temperatures.

•
Mountain Adjusted EBITDA was negative $5.1 million compared to positive $2.5 million in the prior year period, primarily due to the $15.2 million decrease in Mountain revenue, partially offset by a $7.6 million decrease in Mountain operating expenses.

Adventure Segment

•	Adventure revenue grew by $2.1 million, or 20.7%, to $12.4 million, primarily due to increased guest nights and higher yields at CMH.

•
Adventure Adjusted EBITDA improved by $1.3 million, or 27.6%, to negative $3.5 million, primarily due to the $2.1 million increase in Adventure revenue, partially offset by a $0.3 million increase in Adventure operating expenses.

Real Estate Segment

•	Real Estate revenue decreased by $3.7 million, or 24.7%, to $11.4 million, largely due to lower sales volume at IRCG.

•
Real Estate Adjusted EBITDA decreased by 31.8%, to $1.7 million, primarily due to a $3.7 million decrease in Real Estate revenue and $0.2 million decrease in interest income earned from IRCG notes receivable, partially offset by a $3.3 million decrease in Real Estate operating expenses.

Fiscal 2016 Outlook
The Company updated guidance for fiscal 2016 to reflect year to date results, the current outlook for the remainder of the ski season, the sale of Intrawest Resort Club Group ("IRCG"), and the weakening of the Canadian dollar relative to the 1.33 U.S. to Canadian dollar exchange rate used to set the original guidance. Adjusted EBITDA is now expected to be between $104 million and $109 million. This guidance assumes normal weather conditions across the portfolio for the remainder of the ski season and a U.S. to Canadian dollar exchange rate of 1.42 for the third and fourth quarters of fiscal year 2016. The revised guidance also contemplates the removal of the previously anticipated $2.3 million of Adjusted EBITDA from IRCG for February through July of fiscal 2016.
For the full fiscal year 2016, the Company expects (in millions):

	For The Year Ending
	June 30, 2016
Fiscal 2016 Guidance	Low End Range	High End Range
Mountain revenue	$410	$425
Adventure revenue	95	100
Real Estate revenue	35	40
Total segment revenue *	540	565
Mountain Adjusted EBITDA	81	85
Adventure Adjusted EBITDA	17	19
Real Estate Adjusted EBITDA	5	6
Total Adjusted EBITDA *	104	109
Net income attributable to Intrawest Resorts Holdings, Inc.	$25	$35
*Note: Totals above may not add due to rounding.

Additionally, the Company expects to invest between $43 million and $48 million in capital expenditures in Calendar Year 2016, including an expected $11 million to $14 million of growth and discretionary capital and $32 million to $34 million of maintenance capital.

Webcast and Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Wednesday, February 3, 2016. Participants may access the live webcast by visiting the Company’s investor relations website at ir.intrawest.com. The call can also be accessed by dialing (877) 705-6003, or (201) 493-6725 for international participants.

The replay of the call will be available from approximately 12:00 p.m. Eastern Time on February 3, 2016 through midnight Eastern Time on February 17, 2016. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13629141. The archive of the webcast will be available on the Company’s website for a limited time.

About Intrawest Resorts Holdings, Inc.
Intrawest is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company wholly owns six four-season mountain resorts with approximately 8,000 skiable acres and over 1,130 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, and Canada. The Company also operates an adventure travel business, the cornerstone of which is Canadian Mountain Holidays, a leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages, markets and sells vacation club properties; manages condominium hotel properties; and sells and markets residential real estate. Intrawest Resorts Holdings, Inc. common stock is traded on the New York Stock Exchange (NYSE: SNOW). For more information, visit www.intrawest.com.

Forward-Looking Statements
This press release includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including weakness in general economic conditions; lack of adequate snowfall and unfavorable weather conditions; adverse events that occur during our peak operating periods; our failure to achieve the expected benefits of our recent acquisition and other risks associated with our acquisition strategy; Steamboat Ski & Resort's dependence on subsidized direct air service; risks related to information technology; our potential failure to maintain the integrity of our customer or employee data; risks of foreign currency fluctuations which could reduce the U.S. dollar value of our Canadian earnings; adverse consequences of ongoing legacy litigation or future legal claims; our ability to monetize real estate assets; a partial or complete loss of Alpine Helicopters’ services; the effects of climate change on our business operations; our ability to maintain effective internal control over financial reporting; our substantial leverage, which could adversely affect our ability to raise additional capital to support our growth strategy; risks associated with Fortress’s ownership of a majority of our outstanding common stock and other risks described under the caption “Risk Factors” in Part I - Item 1A., “Risk Factors” in our Annual Report on Form 10-K for the period ended June 30, 2015, filed with the Securities and Exchange Commission (“SEC”) on September 9, 2015, as may be revised in our future SEC filings. We operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact
Investor Relations
Intrawest Resorts Holdings, Inc.
(303) 749-8370
InvestorRelations@intrawest.com

INTRAWEST RESORTS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Revenue	$103,951	$120,802	$190,155	$195,175
Operating expenses	117,074	128,265	220,322	226,341
Depreciation and amortization	14,496	14,712	29,538	29,298
(Gain) on disposal of assets	(1,638)	(214)	(2,327)	(43)
Loss on remeasurement of equity method investment	—	—	—	1,454
Loss from operations	(25,981)	(21,961)	(57,378)	(61,875)
Interest expense, net	(9,384)	(10,202)	(18,618)	(19,816)
Earnings (loss) from equity method investments	1,702	(506)	(1,382)	(2,757)
Other income (expense), net	5,131	(150)	5,210	(455)
Loss before income taxes	(28,532)	(32,819)	(72,168)	(84,903)
Income tax expense (benefit)	(519)	(630)	1,268	(2,616)
Net loss	(28,013)	(32,189)	(73,436)	(82,287)
(Loss) income attributable to noncontrolling interest	(708)	(1,116)	912	(239)
Net loss attributable to Intrawest Resorts Holdings, Inc.	$(27,305)	$(31,073)	$(74,348)	$(82,048)

Weighted average shares of common stock outstanding:
Basic and diluted	45,230	45,045	45,230	45,036
Net loss attributable to Intrawest Resorts Holdings, Inc. per share:
Basic and diluted	$(0.60)	$(0.69)	$(1.64)	$(1.82)

Statement Concerning Non-GAAP Financial Measures
We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure.
Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance. The compensation committee of our board of directors will determine the annual variable compensation for certain members of our management team, based in part, on Adjusted EBITDA.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or other measures of financial performance or liquidity derived in accordance with GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA as a supplemental measure.

Mountain Segment (dollars in thousands)

	Three Months Ended December 31,		Change		Six Months Ended December 31,		Change
	2015	2014	$	%	2015	2014	$	%
Skier Visits	627,810	858,781	(230,971)	(26.9)%	627,810	858,781	(230,971)	(26.9)%
Revenue per Visit	$111.29	$98.75	$12.54	12.7%	$111.29	$98.75	$12.54	12.7%
ETP	$49.72	$41.36	$8.36	20.2%	$49.72	$41.36	$8.36	20.2%
RevPAR	$43.97	$56.43	$(12.46)	(22.1)%	$53.06	$50.73	$2.33	4.6%
ADR	$152.12	$172.34	$(20.22)	(11.7)%	$140.74	$149.93	$(9.19)	(6.1)%

Mountain revenue:
Lift	$31,937	$36,254	$(4,317)	(11.9)%	$35,941	$39,541	$(3,600)	(9.1)%
Lodging	11,547	14,102	(2,555)	(18.1)%	26,866	23,473	3,393	14.5%
Ski School	6,662	7,872	(1,210)	(15.4)%	7,272	8,371	(1,099)	(13.1)%
Retail and Rental	11,195	15,035	(3,840)	(25.5)%	18,652	21,197	(2,545)	(12.0)%
Food and Beverage	10,338	11,501	(1,163)	(10.1)%	19,970	18,868	1,102	5.8%
Other	7,757	9,891	(2,134)	(21.6)%	20,493	19,518	975	5.0%
Total Mountain revenue	$79,436	$94,655	$(15,219)	(16.1)%	$129,194	$130,968	$(1,774)	(1.4)%
Mountain Adjusted EBITDA	$(5,136)	$2,467	$(7,603)	n/m	$(25,923)	$(21,527)	$(4,396)	20.4%

n/m - Calculation is not meaningful.

Adventure Segment (dollars in thousands)

	Three Months Ended December 31,		Change		Six Months Ended December 31,		Change
	2015	2014	$	%	2015	2014	$	%
Adventure revenue	$12,368	$10,244	$2,124	20.7%	$36,630	$32,858	$3,772	11.5%
Adventure Adjusted EBITDA	$(3,489)	$(4,817)	$1,328	(27.6)%	$1,371	$(2,682)	$4,053	(151.1)%

Real Estate Segment (dollars in thousands)

	Three Months Ended December 31,		Change		Six Months Ended December 31,		Change
	2015	2014	$	%	2015	2014	$	%
Real Estate revenue	$11,403	$15,152	$(3,749)	(24.7)%	$23,216	$30,223	$(7,007)	(23.2)%
Real Estate Adjusted EBITDA	$1,697	$2,489	$(792)	(31.8)%	$3,468	$4,236	$(768)	(18.1)%

Total Reportable Segment Revenue and Adjusted EBITDA (dollars in thousands)

	Three Months Ended December 31,		Change		Six Months Ended December 31,		Change
	2015	2014	$	%	2015	2014	$	%

Total segment revenue	$103,207	$120,051	$(16,844)	(14.0)%	$189,040	$194,049	$(5,009)	(2.6)%
Total Adjusted EBITDA	$(6,928)	$139	$(7,067)	n/m	$(21,084)	$(19,973)	$(1,111)	5.6%

The following tables present segment revenue reconciled to consolidated revenue and net income (loss) attributable to the Company reconciled to Adjusted EBITDA and Adjusted EBITDA by segment, (in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Revenue:
Mountain
Lift	$31,937	$36,254	$35,941	$39,541
Lodging	11,547	14,102	26,866	23,473
Ski School	6,662	7,872	7,272	8,371
Retail and Rental	11,195	15,035	18,652	21,197
Food and Beverage	10,338	11,501	19,970	18,868
Other	7,757	9,891	20,493	19,518
Total Mountain revenue	79,436	94,655	129,194	130,968
Adventure revenue	12,368	10,244	36,630	32,858
Real Estate revenue	11,403	15,152	23,216	30,223
Total segment revenue	103,207	120,051	189,040	194,049
Legacy, non-core and other revenue	744	751	1,115	1,126
Total revenue	$103,951	$120,802	$190,155	$195,175

Net loss attributable to Intrawest Resorts Holdings, Inc.	$(27,305)	$(31,073)	$(74,348)	$(82,048)
Legacy and other non-core expenses, net	2,092	925	4,442	1,907
Other operating expenses	1,401	3,171	2,552	4,998
Depreciation and amortization	14,496	14,712	29,538	29,298
(Gain) loss on disposal of assets	(1,638)	(214)	(2,327)	(43)
Loss on remeasurement of equity method investment	—	—	—	1,454
Interest income, net	(65)	(34)	(136)	(88)
Interest expense	10,269	11,255	20,431	21,981
(Earnings) loss from equity method investments	(1,702)	506	1,382	2,757
Pro rata share of Adjusted EBITDA related to equity method investments	853	969	1,545	1,951
Adjusted EBITDA attributable to noncontrolling interest	1,029	1,518	(1,133)	260
Other (income) expense, net	(5,131)	150	(5,210)	455
Income tax expense (benefit)	(519)	(630)	1,268	(2,616)
Income (loss) attributable to noncontrolling interest	(708)	(1,116)	912	(239)
Total Adjusted EBITDA	$(6,928)	$139	$(21,084)	$(19,973)

Mountain Adjusted EBITDA	$(5,136)	$2,467	$(25,923)	$(21,527)
Adventure Adjusted EBITDA	(3,489)	(4,817)	1,371	(2,682)
Real Estate Adjusted EBITDA	1,697	2,489	3,468	4,236
Total Adjusted EBITDA	$(6,928)	$139	$(21,084)	$(19,973)